          As filed with the Securities and Exchange Commission on June 27, 1997
                                               Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

          GEORGIA                                              58-1521612
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)


                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                         (Address, including zip code,
                  of registrant's principal executive offices)

                     WORLDCOM, INC. 1997 STOCK OPTION PLAN
-------------------------------------------------------------------------------

                          (Full title of the plan(s))

                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                           ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ---------------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                         Proposed maximum           Proposed maximum
Title of securities to be        Amount to be           offering price per         aggregate offering      Amount of registration
       registered                 registered                  share(1)                   price(1)                    fee
---------------------------------------------------------------------------------------------------------------------------------
Common stock                      20,000,000                 $31.0313                 $581,366,756                $176,172
$0.01 par value and                shares (3)
associated preferred
stock purchase rights (2)
---------------------------------------------------------------------------------------------------------------------------------

--------------------

(1) Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents (i) the weighted average price per share based on the exercise price of stock options already granted and (ii) the average high and low reported market prices of the Registrant's Common Stock on June 24, 1997 with respect to securities for which options have not been granted.

(2) Each share of Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

(3) This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution rights.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by WorldCom, Inc. ("WorldCom" or the "Company") (formerly Resurgens Communications Group, Inc.) under File No. 0-11258 (formerly File No. 1- 10415) pursuant to the Exchange Act are incorporated herein by reference:

         (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

         (2) WorldCom's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996 and as amended on Form 8-K/A filed November 4, 1996 and November 20, 1996), December 31, 1996 (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2, 1997) and May 22, 1997 (filed June 6,
              1997);

         (4) MFS Communications Company, Inc. Annual report on Form 10-K for the year ended December 31, 1996;

         (5) the description of WorldCom's (formerly LDDS' and Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in Amendment No. 2 of Resurgens' Registration Statement on Form S-4 (File No. 33-62746), as declared effective by the Securities and Exchange Commission on August 11, 1993, which includes the Joint Proxy Statement/Prospectus with respect to Resurgens' Annual Meeting of Shareholders held on September 14, 1993, under the following captions: "Proposals No. 1and 2 - The Proposed Mergers - Special Redemption Provisions," "Information Regarding Resurgens - Description of Resurgens Capital Stock" and "-- Amendments to Resurgens' Restated Articles of Incorporation -- LDDS Merger Agreement," and as further updated by WorldCom's Current Report on Form 8-K dated and filed August 14, 1995 and as further updated by the description contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 under the caption " Description of WorldCom Capital Stock";

         (6) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996; and

         (7) the descriptions of the WorldCom Series A Preferred Stock, the WorldCom Series B Preferred Stock and the WorldCom Depositary Shares contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996.

         All documents filed by WorldCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.

         The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of WorldCom and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to WorldCom in a derivative action or on the basis that personal benefit was improperly received by him, the director is not entitled to indemnification by the corporation; provided that the director may be entitled to indemnification for reasonable expenses as determined by a court in accordance with the provisions of Section 14-2-854, or unless WorldCom's Second Amended and Restated Articles of Incorporation or Bylaws, or a contract or resolutions approved by WorldCom's shareholders pursuant to Section 14-2-856, authorizes indemnification.

         Section 14-2-852 of the Georgia Code provides that unless limited by the articles of incorporation, directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the members of the board of directors not a party to such action at that time, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more directors not a party to such action at that time, (iii) by duly selected special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted.

         Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of WorldCom's Bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)     To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement ( or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                    provided, however, that paragraphs
                                    (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant or expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on June 27, 1997.

                                              WORLDCOM, INC.



                                              By:   /s/ Scott D. Sullivan
                                                 ---------------------------

                                                    Scott D. Sullivan
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

                  Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in is name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                             Title                      Date
----                             -----                      ----

/s/ Carl J. Aycock               Director                  June 27, 1997
-----------------------------
Carl J. Aycock



/s/ Max E. Bobbitt               Director                  June 27, 1997
-----------------------------
Max E. Bobbitt


                                 Director,
/s/ Bernard J. Ebbers            President and             June 27, 1997
-----------------------------    Chief Executive
Bernard J. Ebbers                Officer

Name                                  Title                         Date
----                                  -----                         ----


/s/ Francesco Galesi                 Director                     June 27, 1997
-----------------------------
Francesco Galesi



/s/ Richard R. Jaros                 Director                     June 27, 1997
-----------------------------
Richard R. Jaros



/s/ Stiles A. Kellett, Jr.           Director                     June 27, 1997
-----------------------------
Stiles A. Kellett, Jr.



/s/ David C. McCourt                 Director                     June 27, 1997
-----------------------------
David C. McCourt


/s/ John A. Porter                   Director                     June 27, 1997
-----------------------------
John A. Porter



/s/ Walter Scott, Jr.                Director                     June 27, 1997
-----------------------------
Walter Scott, Jr.



/s/ John W. Sidgmore                 Director                     June 27, 1997
-----------------------------
John W. Sidgmore

                                     Director,
                                     (Principal
/s/ Scott D. Sullivan                Financial Officer and        June 27, 1997
------------------------------       Principal Accounting
Scott D. Sullivan                    Officer)


/s/ Lawrence C. Tucker               Director                     June 27, 1997
-----------------------------
Lawrence C. Tucker


/s/ Michael B. Yanney                Director                     June 27, 1997
-----------------------------
Michael B. Yanney

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER               DESCRIPTION
   ------               -----------
     4.1      Second Amended and Restated Articles of Incorporation of WorldCom
              (including preferred stock designations) as of December 31, 1996
              (incorporated herein by reference to Exhibit 3.1 to the Current
              Report on Form 8-K of WorldCom (File No. 0-11258) dated December
              31, 1996 (filed January 15, 1997))

     4.2 Restated Bylaws of WorldCom (incorporated herein by reference to Exhibit 4.2 to the Annual Report on Form 10-K filed by WorldCom
              (File No. 0-11258) for the fiscal year ended December 31, 1996)

     4.3 Form of Deposit Agreement between WorldCom, The Bank of New York and the holders from time to time of the Depositary Shares representing 1/100 of a share of WorldCom Series A Preferred
              Stock (the "WorldCom Depositary Shares") (incorporated herein by reference to Exhibit 4.5 to Registrant Statement on Form S-4 filed by WorldCom (Registration No. 333- 16015))

     4.4      Form of certificate representing WorldCom Depositary Shares
              (incorporated herein by reference to Exhibit A to the Deposit
              Agreement filed as Exhibit 4.5 to Registration Statement on Form
              S-4 filed by WorldCom (Registration No. 333-16015))

     4.5 Rights Agreement dated as of August 25, 1996 between the Company and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior
              Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C
              (incorporated herein by reference to Exhibit 4 to the Current
              Report on Form 8-K dated August 26, 1996 (as amended on Form 8
              K/A filed August 31, 1996) filed by the Company with the Securities and Exchange Commission on August 26, 1996 (as amended on Form 8 K/A filed on August 31, 1996) File No. 0-11258))

     4.6 Amendment No. 1 to Rights Agreement dated as of May 22, 1997 by and between WorldCom, Inc. and The Bank of New York, as Rights
              Agreement (incorporated herein by reference to Exhibit 4.2 of WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed
              June 5, 1997))

     5.1      Opinion of P. Bruce Borghardt as to the legality of the
              Securities to be issued                                           ____

    10.1      WorldCom, Inc. 1997 Stock Option Plan (compensatory plan)         ____

    23.1      Consent of Arthur Andersen LLP                                    ____

    23.2      Consent of Coopers & Lybrand L.L.P.                               ____

    23.3      Consent of Arthur Andersen LLP                                    ____

    23.4      Consent of Arthur Andersen LLP                                    ____

    23.5      Consent of P. Bruce Borghardt, Esq. (included in Exhibit 5.1)

    24.1      Power of Attorney (included in Signature Pages)




                                      E-1